Prospectus Supplement No. 18	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated September 29, 2023)	Registration No. 333-274329

Wheeler Real Estate Investment Trust, Inc.
This is Prospectus Supplement No. 18 (this “Prospectus Supplement”) to our Prospectus, dated September 29, 2023 (the “Prospectus”), relating to the issuance from time to time by Wheeler Real Estate Investment Trust, Inc. of up to 101,100,000 shares of our common stock, par value $0.01 (“Common Stock”). Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

We have attached to this Prospectus Supplement our Current Report on Form 8-K filed on May 7, 2024. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 7, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
  CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 6, 2024
 WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd. Virginia Beach, VA	23452
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (757) 627-9088
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	WHLR	Nasdaq Capital Market
Series B Convertible Preferred Stock	WHLRP	Nasdaq Capital Market
Series D Cumulative Convertible Preferred Stock	WHLRD	Nasdaq Capital Market
7.00% Subordinated Convertible Notes due 2031	WHLRL	Nasdaq Capital Market

Item 5.07. Submission of Matters to a Vote of Security Holders

The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Wheeler Real Estate Investment Trust, Inc. (the “Company”) was held on May 6, 2024. The voting results for each of the proposals submitted to a vote of the stockholders at the Annual Meeting are set forth below:

Proposal 1: Election of Directors

Each nominee for director was elected, and the voting results were as follows:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
E.J. Borrack	35,392,489	4,135,481	3,808,979
Robert G. Brady	35,411,014	4,116,956	3,808,979
Kerry G. Campbell	35,395,059	4,132,911	3,808,979
Stefani D. Carter	35,395,123	4,132,847	3,808,979
Megan Parisi	35,394,354	4,133,616	3,808,979
Dennis Pollack	35,411,525	4,116,445	3,808,979
Joseph D. Stilwell	35,403,969	4,124,001	3,808,979

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Company’s stockholders approved the ratification of the appointment of Cherry Bekaert LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and the voting results were as follows:

Votes For	Votes Against	Abstentions
41,363,148	1,523,519	450,282

Proposal 3: Advisory Vote to Approve Executive Compensation

The Company’s stockholders approved, on an advisory basis, the Company’s named executive officer compensation for fiscal year 2023 (“Say-on-Pay”), and the voting results were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
35,149,379	4,240,824	137,767	3,808,979

Proposal 4: Advisory Vote to Recommend the Frequency of Say-on-Pay Votes

The Company's stockholders recommended, on an advisory basis, every three years for the frequency of future Say-on-Pay votes, and the voting results were as follows:

One Year	Two Years	Three Years	Abstentions	Broker Non-Votes
3,975,385	119,096	34,799,474	634,015	3,808,979

Proposal 5: Authorize the Board of Directors to Effect a Reverse Stock Split of the Company's Common Stock from May 7, 2024 through May 31, 2024

The Company’s stockholders authorized the Board of Directors to effect, in its sole discretion, a reverse stock split of the Company’s outstanding Common Stock at an exchange ratio between one-for-two and one-for-24, and at any time from May 7, 2024 through May 31, 2024, pursuant to an amendment to the Company’s charter, and the voting results were as follows:

Votes For	Votes Against	Abstentions
37,100,264	5,969,100	267,585

Proposal 6: Authorize the Board of Directors to Effect a Reverse Stock Split of the Company's Common Stock from June 1, 2024 through July 31, 2024

The Company’s stockholders authorized the Board of Directors to effect, in its sole discretion, a reverse stock split of the Company’s outstanding Common Stock at an exchange ratio between one-for-two and one-for-100, and at any time from June 1, 2024 through July 31, 2024, pursuant to an amendment to the Company’s charter, and the voting results were as follows:

Votes For	Votes Against	Abstentions
38,690,235	4,595,904	50,810

Proposal 7: Authorize the Board of Directors to Effect a Reverse Stock Split of the Company's Common Stock from August 1, 2024 through September 30, 2024

The Company’s stockholders authorized the Board of Directors to effect, in its sole discretion, a reverse stock split of the Company’s outstanding Common Stock at an exchange ratio between one-for-two and one-for-100, and at any time from August 1, 2024 through September 30, 2024, pursuant to an amendment to the Company’s charter, and the voting results were as follows:

Votes For	Votes Against	Abstentions
38,691,614	4,594,541	50,794

Proposal 8: Authorize the Board of Directors to Effect a Reverse Stock Split of the Company's Common Stock from October 1, 2024 through November 30, 2024

The Company’s stockholders authorized the Board of Directors to effect, in its sole discretion, a reverse stock split of the Company’s outstanding Common Stock at an exchange ratio between one-for-two and one-for-100, and at any time from October 1, 2024 through November 30, 2024, pursuant to an amendment to the Company’s charter, and the voting results were as follows:

Votes For	Votes Against	Abstentions
38,701,046	4,586,067	49,836

Proposal 9: Authorize the Board of Directors to Effect a Reverse Stock Split of the Company's Common Stock from December 1, 2024 through January 31, 2025

The Company’s stockholders authorized the Board of Directors to effect, in its sole discretion, a reverse stock split of the Company’s outstanding Common Stock at an exchange ratio between one-for-two and one-for-100, and at any time from December 1, 2024 through January 31, 2025, pursuant to an amendment to the Company’s charter, and the voting results were as follows:

Votes For	Votes Against	Abstentions
38,702,335	4,584,873	49,741

Proposal 10: Authorize the Board of Directors to Effect a Reverse Stock Split of the Company's Common Stock from February 1, 2025 through March 31, 2025

The Company’s stockholders authorized the Board of Directors to effect, in its sole discretion, a reverse stock split of the Company’s outstanding Common Stock at an exchange ratio between one-for-two and one-for-100, and at any time from February 1, 2025 through March 31, 2025, pursuant to an amendment to the Company’s charter, and the voting results were as follows:

Votes For	Votes Against	Abstentions
38,780,530	4,505,899	50,520

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ M. Andrew Franklin
Name: M. Andrew Franklin
Title: Chief Executive Officer and President

Dated: May 7, 2024